AFC GAMMA PROVIDES BUSINESS UPDATE

Declares $0.48 Dividend for Quarter Ending June 30, 2023
Announces Share Repurchase Program
Provides Portfolio Updates

WEST PALM BEACH, FL, June 15, 2023 – AFC Gamma, Inc. (NASDAQ:AFCG) (“AFC Gamma” or the “Company”) today provided a business update for its operations through June 15, 2023, including declaring a dividend for the quarter ending June 30, 2023, announcing a share repurchase program, and sharing certain portfolio updates.
Dividend for Quarter Ending June 30, 2023
The Board of Directors of AFC Gamma declared a quarterly dividend for the quarter ending June 30, 2023 of $0.48 per outstanding share of common stock, payable on July 14, 2023 to the common stockholders of record on June 30, 2023. The $0.48 quarterly dividend represents an annual run rate of $1.92. Management anticipates that the June quarterly dividend represents a sustainable dividend level on the current portfolio, assuming no significant non-accruals and without any additional investments. The $0.48 dividend level takes into account recent repayments we have received and cash drag associated with the current liquidity on our balance sheet, including from those recent repayments. We remain focused on deploying capital into deals with strong risk adjusted returns both in cannabis and traditional real estate loans, but expect reduced earnings until the cash is deployed and leverage is drawn.
AFC Gamma’s stated policy is to pay dividends between 85% and 100% of ordinary income for each calendar year. If our annual dividend falls below the stated range due to increased earnings, we will consider paying a special dividend at the end of the year to stay within the stated range.
Share Repurchase Program
Since the beginning of 2023, certain executives of the Company have purchased approximately $2.9 million worth of AFC Gamma stock in the aggregate. Given the current volatility in AFC Gamma’s share price, the Board of Directors has approved a share repurchase program, authorizing the Company to repurchase up to $20 million of its outstanding common stock.
At management's discretion, the shares may be acquired from time to time in the open market, through privately negotiated transactions or otherwise in compliance with Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934. The Board of Directors has also authorized the Company to establish a Rule 10b5-1 trading plans that will permit the Company to repurchase its outstanding shares at times when it might otherwise be prevented from doing so.
This share repurchase program does not obligate the Company to acquire any particular amount of its outstanding shares and the timing and exact amount of repurchases will depend on various factors, including the performance of the Company’s stock price, general market and other conditions, applicable legal requirements and other factors. This share repurchase program is authorized until December 31, 2025 and may be suspended, modified or discontinued at any time.

Portfolio Update
Our portfolio management team continues to navigate the challenging cannabis environment. Since our last earnings call, we have sold two-thirds of the Private Company I credit facility, which was a Category 4 loan under our CECL analysis as of March 31, 2023 and was placed in foreclosure in May 2023. We sold our portion of the credit facility at par plus accrued interest to a multi-state cannabis operator and have a put right on the remaining one-third immediately prior to the transfer of one of the borrower’s cannabis licenses. AFC Gamma also received (i) a paydown of approximately $5.9 million on its portion of the Private Company A credit facility from the borrower’s sale of its Maryland assets and (ii) a repayment of all principal, accrued interest and exit fees upon maturity of the credit facility to Sub. of Private Company H. Lastly, on our last earnings call we discussed Private Company G, which had capitalized a substantial amount of its interest over a limited period. This period has now ended, and we are pleased to report that we have so far received 60% of the borrower’s June interest payment in cash with a payment plan to receive the rest of the June interest payment in cash over the course of this month. Although the borrower is trending in a positive direction, we still view this loan as risky and continue to closely monitor it.
Deploying capital in traditional real estate is still proving challenging in this environment given the bid-ask spread between buyers and sellers, higher interest costs that have made certain construction projects uneconomical and the overhang of a potential recession, which has put absorption rates into question. Given the noticeable pullback by regional banks from the commercial real estate market, we are seeing quality deal flow, yet believe there is a longer time frame to deploy capital, which may lead to additional cash drag.
About AFC Gamma, Inc.
AFC Gamma, Inc. (NASDAQ:AFCG) is a publicly-traded, institutional lender that originates, structures and underwrites loans secured by commercial real estate and other types of financing solutions. AFC Gamma targets direct lending and bridge loan opportunities typically ranging from $5 million to $100 million across multiple real estate sectors, with a specialization in lending to state-law compliant cannabis operators. It is based in West Palm Beach, Florida.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our anticipated dividend level, our investment portfolio, our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including the ability of our manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; the demand for commercial real estate investment and cannabis cultivation and processing facilities; management’s current estimate of expected credit losses and current expected credit loss reserve and other factors could cause actual results and performance to differ materially from those projected in these forward-looking statements. More information on these risks and other potential factors that could affect our business and financial results is included in AFC Gamma’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFC Gamma’s most recently filed periodic reports on Form 10-K, Form 10-Q and subsequent filings. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC Gamma. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations
AFC GAMMA, INC. INVESTOR CONTACT:
Robyn Tannenbaum
561-510-2293
ir@afcgamma.com
www.afcgamma.com
AFC GAMMA, INC. MEDIA CONTACT:
Profile Advisors
Rich Myers / Rachel Goun
(347) 343-2999
rmyers@profileadvisors.com